Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy, Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2026 Results

Dallas (August 10, 2026) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the second quarter ended June 30, 2026.

The Company reported a net loss from continuing operations of ($66,000) for three months ended June 30, 2026, as compared to a net loss of ($18,000) for the similar period in 2025.

For the three months ended June 30, 2026 the Company had revenue of $41,000 including $26,000 for rental income and $15,000 in management fees. For the three months ended June 30, 2025 the Company had revenue of $40,000 including $26,000 for rental income and $14,000 in management fees.

For the three months ended June 30, 2026, corporate general & administrative expenses were $129,000 as compared to $85,000 for the comparable period in 2025.

For the three months ended June 30, 2026, interest income was $35,000 as compared to $42,000 for the comparable period in 2025.

New Concept Energy, Inc. is a Dallas-based company which owns real estate in West Virginia and provides management services for a third-party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$304	$383
Other current assets	65	13
Total current assets	369	396

Property and equipment, net of depreciation
Land, buildings and equipment	616	622

Note and interest receivable - related party
Note receivable	3,542	3,542
Interest receivable	-	-
	3,542	3,542

Total assets	$4,527	$4,560

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS - CONTINUED

(amounts in thousands, except share and par value amount)

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable (including $8 due to related parties in 2026 and 2025)	$47	$26
Accrued expenses	69	43
Total current liabilities	116	69

Stockholders' equity
Preferred stock, Series B, $10 par value; authorized 100,000 shares, 1 issued and outstanding at June 30, 2026 and December 31, 2025	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 5,131,934 shares at June 30, 2026 and December 31, 2025	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,220)	(59,140)

Total stockholders' equity	4,411	4,491

Total liabilities and stockholders' equity	$4,527	$4,560

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(amounts in thousands, except per share amounts)

	For the Three Months ended June 30,		For the Six Months ended June 30,

	2026	2025	2026	2025
Revenue
Rent	$26	$26	$52	$52
Management fee	15	14	28	26
Total revenues	41	40	80	78

Operating expenses
Operating expenses	13	15	26	27
Corporate general and administrative	129	85	206	174
Total operating expenses	142	100	232	201

Loss from operations	(101)	(60)	(152)	(123)

Other income
Interest income ($35 and $42 for the three months ended June 30, 2026 and 2025, respectively, and $72 and $85 for the six months ended June 30, 2026 and 2025, respectively)	35	42	72	85
Total other income	35	42	72	85

Net income (loss) applicable to common shares	$(66)	$(18)	$(80)	$(38)

Net income (loss) per common share-basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.00)

Weighted average common and equivalent shares outstanding - basic and diluted	5,132	5,132	5,132	5,132